For Immediate Release
March 22, 2005

SAP Reaffirms Commitment to Retail Industry Leadership

SAP Chose Not to Increase Offer;

Retek Terminates Merger Agreement

     WALLDORF, Germany — March 22, 2005 — SAP AG (NYSE: SAP) announced today that it chose not to increase its offer for Retek Inc., which subsequently terminated its merger agreement with SAP. As stated in SAP’s recent press release, the $11.00 per share cash tender offer was SAP’s best and final offer, and SAP intends to continue to exercise financial discipline in merger and acquisition transactions.

     “The retail industry remains strategically important to SAP,” said Henning Kagermann, CEO of SAP. “As a disciplined investor, SAP established a premium price for this niche business. However, we concluded that neither our shareholders nor retail customers would benefit from an auction process that would further inflate the purchase price, and in the long run, not deliver the returns we demand. With 2,400 customers in the retail industry, we are the leading solution provider to the retail industry, and we will successfully meet any competitive challenge in this market segment. SAP continues to be the leading business applications vendor globally and in the U.S. and has consistently gained market share against its peer group for over two years both globally and in the U.S.”

     “SAP’s leadership in retail comes from customers who choose us for the strategic value of our solutions and for our unparalleled industry-specific business process expertise. The best way to obtain leadership in an industry, in particular the retail industry, is to earn leadership through delivering customer value. We remain confident in SAP’s ability to lead the retail market by helping retail customers grow and be successful. We have the development resources

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and partnerships in place to continue leading the industry by providing retail customers with ongoing innovations to help them manage costs and enable growth.”

     Some of the industry’s best-known retail brands run SAP, such as J. Crew, The Body Shop, JoAnn Stores, Tractor Supply and The Limited Inc.

     “As retail businesses increasingly utilize standard software packages to drive growth and competitive advantage, customers want the assurance that their investment in applications is protected and they want solutions from a vendor that understands their needs,” said Kagermann. “Through SAP NetWeaver and our portfolio of solutions, we will give retail customers the opportunity to develop new strategies and processes, increase flexibility in their operations and improve customer service.”

     SAP is withdrawing its tender offer and any shares previously tendered will be returned.

     STOCKHOLDERS OF RETEK ARE STRONGLY ENCOURAGED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO FILED BY SAP AMERICA, INC. AND SAPPHIRE EXPANSION CORPORATION BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors may obtain the Tender Offer Statement on Schedule TO and any other documents filed with the SEC for free at the SEC’s Web site, www.sec.gov. Materials filed by SAP America may be obtained for free at SAP’s Web site, www.sap.com. Credit Suisse First Boston LLC is acting as dealer manager for SAP America in the offer.

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About SAP
SAP is the world’s leading provider of business software solutions*. Today, more than 26,150 customers in over 120 countries run more than 88,700 installations of SAP® software—from distinct solutions addressing the needs of small and midsize businesses to enterprise-scale suite solutions for global organizations. Powered by the SAP NetWeaver™ platform to drive innovation and enable business change, mySAP™ Business Suite solutions are helping enterprises around the world improve customer relationships, enhance partner collaboration and create efficiencies across their supply chains and business operations. SAP industry solutions support the unique business processes of more than 25 industry segments, including high tech, retail, public sector and financial services. With subsidiaries in more than 50 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE under the symbol “SAP.” (Additional information at <http://www.sap.com>)

(*) SAP defines business software solutions as comprising enterprise resource planning and related software solutions such as supply chain management, customer relationship management, product life-cycle management and supplier relationship management.

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Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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